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                                                                   Exhibit 10.17

(VISTEON(R) LOGO)               Robert H. Marcin        Visteon Corporation
                                Senior Vice President   One Village Center Drive
                                Corporate Relations     Van Buren Twp., MI 48111
                                                        USA
                                                        Tel 734-710-7120
                                                        Fax 734-710-7122

SEE THE POSSIBILITIES(R)

                                                               November 22, 2004

Mr. William G. Quigley III

Re: Employment as Vice President,
    Corporate Controller and Chief Accounting Officer

I wanted to take this opportunity to welcome you aboard. This memo, which supercedes all prior agreements and understandings, establishes the terms that will apply to your employment, which shall be effective as of December 30, 2004.

1. DUTIES. You will be employed as "Vice President, Corporate Controller and Chief Accounting Officer" with duties and responsibilities which the Company, acting through its Board of Directors, Chief Executive Officer, Chief Financial Officer or their assignee, in its sole discretion believes are appropriate to your skills, training and experience. You will perform such assigned duties by devoting full time, due care, loyalty and your best efforts, and complying with all applicable laws and the requirements of the Company's policies and procedures on employee conduct, including but not limited to the Ethics and no-harassment policies.

2.   COMPENSATION.

     a. Annual Base Salary. Your annual base salary will be $350,000, subject to adjustment in accordance with the Company's normal procedures.

     b. Sign-on Bonus. You will receive a cash bonus, which is payable (i) $175,000 on or within 30 days after the effective date of hire, and
          (ii) $175,000 on or within 30 days of April 1, 2005, and each such installment shall not be subject to any vesting requirement.

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William G. Quigley III
Employment as V.P., Corporate Controller and Chief Accounting Officer November 22, 2004

     c. Special Stock-Related Benefits Under Company Incentive Plan. Subject to the terms of the Visteon Corporation 2004 Incentive Plan, and in accordance with the terms of an authorized award agreement that will be separately provided to you, you will become entitled to the benefits in this section, if at all, only when the applicable vesting requirement(s) has been met. The Special Stock-Related Benefits are as follows:

          i. Restricted stock units (25,000 units), which shall become vested only upon the third anniversary of your hire date, provided that your Visteon employment is continuous during this period. The cash value of the stock units in this subsection becomes payable on or shortly after the vesting date; and

          ii. Stock options (20,000 options) which shall vest in three equal parts upon the 1st, 2nd, and 3rd anniversaries, respectively, of your hire date, provided that your Visteon employment is continuous from your hire date through each of the vesting periods.

     d. Other Benefits. The following benefits shall be provided to you consistent with the terms of the company's plans.

          i. The Short Term Incentive Opportunity will provide you an opportunity to receive up to 55% of your base salary annually, with a guaranteed payment of $210,000 for 2005, payable in April 2006, provided that your Visteon employment is continuous through December 31, 2005.

          ii. Subject to the terms of the Visteon Corporation 2004 Incentive Plan and in accordance with the terms of an award agreement that will be separately provided to you, you will receive a Long Term Incentive Opportunity for the 2005-2007 performance period of up to 150% of your base salary.

          iii. Under the Visteon Corporation Supplemental Executive Retirement Plan, Visteon will credit you with two years of service for every year of actual service with Visteon, up to five years of actual service.

          iv. Under the Company's plans, you will also receive health and welfare benefits, vehicle allowance, perquisites, relocation assistance, holidays and vacation


                                  Page 2 of 5

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William G. Quigley III
Employment as V.P., Corporate Controller and Chief Accounting Officer November 22, 2004

               eligibility, and other benefits to which comparable executive-level participants are entitled.

3. AT WILL EMPLOYMENT. Your employment is "at will." Either you or Visteon can terminate the employment relationship at any time, for any reason. Thus, even though some provisions in this agreement contemplate the possibility that the parties may maintain an employment relationship for three or more years, neither party is obligated to continue the employment relationship for three years or any other duration of time.

4. COMPENSATION TERMINATION. You will not be due any compensation, bonuses, or benefits at the time of your termination or thereafter, except to the extent provided for below.

     a. If Visteon terminates your employment for cause, it will only be obligated to provide you with the following benefits: (1) payment of the cash Sign-On Bonus referenced in section 2.b above, but only to the extent that each installment amount has not yet been paid; and
          (ii) special Stock-Related Benefits referenced in Section 2.c above, to the extent payable in accordance with the terms of the Visteon Corporation 2004 Incentive Plan and your award agreement (including the vesting requirements described herein).

     b. If Visteon terminates your employment without cause prior to the first anniversary of your hire date, your benefits will be limited to the following: (i) payment of the cash Sign-On Bonus referenced in section 2.b above, but only to the extent that each installment amount has not yet been paid; and (ii) a cash separation payment in an amount that is the greater of either 12 months of base salary or an amount calculated in accordance with any executive separation program of the company as may then be in effect.

     c. If Visteon terminates your employment without cause after the first anniversary of your hire date but prior to the third anniversary of your hire date, your benefits will be limited to the following: (i) retention of the cash Sign-On Bonus referenced in section 2.b above;
          (ii) a cash separation payment in an amount equal to 12 months of your base salary; and (iii) an additional cash separation payment in the amount of $175,000; provided, however, that if Visteon terminates your employment during this period


                                  Page 3 of 5

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William G. Quigley III
Employment as V.P., Corporate Controller and Chief Accounting Officer November 22, 2004

          subsequent to a promotion in your title, responsibilities and/or level, your benefits will be limited to a cash separation payment, if any, in an amount as calculated in accordance with any executive separation program of the company as may then be in effect.

     d. If Visteon terminates your employment without cause on or after the third anniversary of your hire date, your benefits will be limited to the Special Stock-Related Benefits referenced in Section 2.c above, to the extent payable in accordance with the terms of the Visteon Corporation 2004 Incentive Plan and your award agreement (including the vesting requirements described herein), and, to the extent otherwise eligible, such benefits that may be payable or provided under any executive separation program of the company as may then be in effect.

     e. If you voluntarily resign your employment at any time, your benefits will be limited to the following: (i) payment of the cash Sign-On Bonus referenced in section 2.b above, but only to the extent that each installment amount has not yet been paid; and (ii) special Stock-Related Benefits referenced in Section 2.c above to the extent payable in accordance with the terms of the Visteon Corporation 2004 Incentive Plan and your award agreement (including the vesting requirements described herein).

     For purposes of this agreement, "cause" includes, but is not limited to, misrepresentations, omissions or falsification during the hiring process; undisclosed financial or accounting improprieties prior to joining the Company or at any other time; theft; dishonesty; fraud; gross negligence; gross dereliction of duty; misconduct injurious to the company; financial improprieties of any kind; serious violation of the law; or violation of the Company's policies and procedures on employee conduct.

5. EFFECT ON OTHER AGREEMENTS OR OBLIGATIONS. Notwithstanding, the foregoing provisions and sections of this memorandum, this memorandum does not supercede or modify any of the benefits to which you might become entitled under the Change in Control Agreement between you and the Company.

     This memorandum also does not supercede or modify any confidentiality, noncompete, nonsolicitation, or nondisclosure obligations, whether such obligations are expressly agreed to or


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William G. Quigley III
Employment as V.P., Corporate Controller and Chief Accounting Officer November 22, 2004

implied by the law.

We are excited about your decision to join our company. We believe our team can accomplish great things together.

                                        VISTEON CORPORATION


                                        By: /s/ Robert H. Marcin
                                            ------------------------------------
                                            Robert H. Marcin
                                            Sr. Vice President,
                                            Corporate Relations
                                            November 22, 2004

Agreed and Accepted


/s/ William G. Quigley III
-------------------------------------
William G. Quigley III

Date: December 7, 2004


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